Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

PRODUCT REVENUES UP 45% COMPARED TO 2005

BRANCHBURG, NJ, October 25, 2006 -- LifeCell Corporation (NASDAQ: LIFC) today reported financial results for the third quarter ended September 30, 2006. Paul Thomas, President and Chief Executive Officer, will host a conference call today at 10:00 a.m. Eastern to discuss third quarter 2006 financial results and expected financial performance for full year 2006.

Third Quarter 2006 Results

Product revenues for the third quarter were $35.1 million, up 45%, compared to $24.3 million reported for the same period in 2005. The increase in product revenues was primarily due to a significant increase in demand for the Company’s flagship reconstructive surgical product, AlloDerm® Regenerative Tissue Matrix, which increased 55% to $29.9 million in the current quarter compared to $19.3 million in the third quarter of 2005. Orthopedic product revenues, which include Graft Jacket® and AlloCraft™DBM, increased to $2.4 million in the quarter from $2.0 million in the third quarter of 2005. GraftJacket® represented $2.0 million of orthopedic product revenues in the quarter compared to $1.5 million in the prior year quarter. Repliform® revenues increased in the quarter to $2.0 million from $1.8 million in the same quarter in 2005.

Operating income for the third quarter of 2006 increased 144% to $8.7 million compared to operating income of $3.6 million in the third quarter of 2005. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” (“SFAS 123R”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, based on estimated fair values. The Company elected to adopt the modified prospective transition method as provided by SFAS 123R and, accordingly, prior year results have not been restated. Share-based compensation expense recognized for the three months ended September 30, 2006 was $2.6 million compared to $677,000 recognized in the third quarter of 2005. The increase in 2006 was primarily associated with the expensing of stock options under SFAS 123R. Additionally, prior year third quarter operating results were negatively impacted by $1.9 million of pre-tax charges associated with a previously announced product recall.

Net income for the third quarter of 2006 was $5.1 million, or $0.15 per diluted share, compared to net income of $2.5 million, or $0.07 per diluted share in the third quarter of 2005. As noted above, since the Company adopted the provisions of SFAS 123R on a prospective basis, we did not adjust prior year reported results. If share-based compensation expense for the third quarter of 2005 had been recorded under the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), adjusted net income would have been $1.9 million, or $0.06 per diluted share. A reconciliation of reported net income to adjusted net income is included in the attached financial tables. During the prior year third quarter the Company also recognized a non-cash income tax benefit of $185,000.

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Year-To-Date 2006 Results

Product revenues for the first nine months of 2006 were $101.3 million, up 53%, compared to $66.3 million reported for the same period in 2005. The increase in product revenues was primarily due to a significant increase in demand for AlloDerm® Regenerative Tissue Matrix, which increased 65% to $85.5 million in the first nine months of 2006 compared to $51.8 million in the first nine months of 2005. Orthopedic product revenues increased to $6.9 million in the first nine months from $5.8 million in the first nine months of 2005. GraftJacket® represented $5.8 million of orthopedic product revenues in the first half of 2006 compared to $4.6 million in the prior year. Repliform® revenues increased in the first nine months to $6.0 million from $5.1 million in the same period in 2005.

Operating income for the first nine months of 2006 increased 97% to $23.9 million compared to operating income of $12.1 million in the first nine months of 2005. Share-based compensation expense recognized for the first nine months of 2006 was $6.5 million compared to $677,000 recognized in the first nine months of 2005. The increase in 2006 was primarily associated with the expensing of stock options under SFAS 123R. Additionally, operating results for the nine months ended September 30, 2005 included $1.9 million of pre-tax charges associated with a previously announced product recall.

Net income for the first nine months of 2006 was $14.2 million, or $0.42 per diluted share, compared to net income of $8.2 million, or $0.25 per diluted share in the first nine months of 2005. As noted above, since the Company adopted the provisions of SFAS 123R on a prospective basis, prior year reported results were not restated. If share-based compensation expense for the first nine months of 2005 had been recorded under fair value recognition provisions of SFAS 123, adjusted net income would have been $6.5 million, or $0.20 per diluted share. A reconciliation of reported net income to adjusted net income is included in the attached financial tables. Net income for the nine months ended September 30, 2005 was favorably impacted by the recognition of $481,000 of non-cash income tax benefits.

LifeCell’s balance sheet remains strong with $69.4 million of cash and investments and no debt at September 30, 2006. During the first nine months of 2006, the Company generated cash flow from operating activities of $23.3 million, offset by $9.1 million used for capital expenditures. Additionally, the Company received net proceeds of $2.9 million from the exercise of stock options.

Full Year 2006 Financial Outlook

Based on the Company’s third quarter 2006 operating results and expectations for the remainder of 2006, the Company now anticipates product revenues for full year 2006 in the range of $138.0 million to $140.0 million, compared to the previously announced range of $143.0 million to $148.0 million. The revised product revenue range represents anticipated annualized growth between 48% and 50% compared with 2005 product revenues of $93.3 million. The Company expects its product revenue mix in 2006 to be approximately 88% reconstructive, 6% orthopedic and 6% urogynecology.

The Company expects full year 2006 operating income to be in the range of $32.5 million to $33.5 million compared to the previously announced range of $34.0 million to $36.0 million.

Diluted net income per share is expected to be in the range of $0.57 to $0.59, including expected share-based compensation of approximately $0.19 per share. The Company’s previously announced range for diluted net income per share was $0.59 to $0.63.

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Conference Call Information

As previously announced, the Company will host a live conference call today at 10:00 a.m. Eastern. The dial-in number for the live call is (800) 289-0572 / domestic or (913) 981-5543 / international. A simultaneous webcast of the call will be available via LifeCell’s website at www.lifecell.com Corporate Information - Investor Relations.

A recording of the live-call will be available until November 1, 2006. The dial-in number to listen to the recording is (888) 203-1112 or (719) 457-0820. The replay access code is 7825482.

About LifeCell

LifeCell develops and markets products made from human tissue for use in reconstructive, orthopedic and urogynecologic surgical procedures. The Company's patented technology produces a unique regenerative human tissue matrix -- a complex three-dimensional structure that contains an array of proteins, growth factor binding sites and vascular channels -- that provides a complete template for the regeneration of normal human tissue. LifeCell’s current products include: AlloDerm® for plastic reconstructive, general surgical, burn and periodontal procedures; Cymetra®, a particulate form of AlloDerm suitable for injection; GraftJacket® and GraftJacket® Xpress for orthopedic applications and lower extremity wounds; AlloCraft™DBM, for bone grafting procedures; and Repliform® for urogynecologic surgical procedures. LifeCell markets AlloDerm for plastic reconstructive, general surgical and burn applications through its direct sales organization. The Company’s strategic sales and marketing partners include: Wright Medical Group, Inc. for GraftJacket, Stryker Corporation for AlloCraftDBM, Boston Scientific for Repliform, and BioHorizons for periodontal applications of AlloDerm. The Company's research and development initiatives include programs focused on extending the use of its regenerative tissue matrix products into new surgical applications, leveraging its core technology to other tissues, including non-human tissues and expanding its product line in the rapidly growing biosurgery market. LifeCell maintains a website at www.lifecell.com.

Forward-looking Statements

The 2006 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Form 10-Q report for the quarter ended September 30, 2006. This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company’s outlook for 2006 operating results. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the failure to maintain or increase revenues from the sale of our AlloDerm products; the failure to comply with government regulations, including the FDA; claims for damages by third-parties, including product liability claims;  our dependence on a limited number of sources for human cadaveric tissue; negative publicity about the use of donated human tissue in medical procedures; our ability to increase market penetration of our current products and to develop and commercialize new products; changes in third party reimbursement practices; the failure of third party sales representatives and distributors to adequately promote, market and sell our products; our inability to protect our intellectual property; the effects of competition; and the other factors listed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2005. The Company assumes no obligation to update the information contained in this news release.

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Reconciliation of Reported Net Income to Adjusted Net Income

As previously disclosed, effective January 1, 2006, the Company adopted SFAS 123R which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, based on estimated fair values. The Company elected to adopt the modified prospective transition method as provided by SFAS 123R and, accordingly, prior year results have not been restated. The table below shows what prior year net income for the three-month and nine-month periods ended September 30, 2005 would have been if the Company had applied the fair value recognition provisions of SFAS 123 for all stock-based compensation expense. Adjusted net income is not considered to be information prepared in accordance with generally accepted accounting principles (“GAAP”). Investors should consider adjusted net income as a supplement to, and not a substitute for financial information prepared in accordance with GAAP. The Company is providing this non-GAAP supplemental information to enhance the overall understanding of the Company’s financial performance and to assist investors in evaluating the Company’s results of operations, period over period.

Reconciliation of Reported Net Income to Adjusted Net Income

	(Unaudited) Three Months Ended September 30,	(Unaudited) Nine Months Ended September 30,
	2005	2005
Net income, as reported	$2,504,000	$8,213,000
Add: Total stock-based compensation expense included in reported net income, net of related tax effects	436,000	436,000

Less: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(1,076,000)	(2,106,000)
Adjusted net income (non-GAAP)	$1,864,000	$6,543,000

Diluted net income per common share:
As reported	$0.07	$0.25
Adjusted (non-GAAP)	$0.06	$0.20

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LIFECELL CORPORATION
Financial Highlights
(Unaudited)

Statement of Operations Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Product revenues	$35,103,000	$24,260,000	$101,310,000	$66,276,000
Research grant revenues	162,000	272,000	741,000	823,000
Total revenues	35,265,000	24,532,000	102,051,000	67,099,000

Costs and Expenses:
Cost of products sold	10,524,000	8,551,000	29,834,000	21,286,000
Research and development	4,180,000	3,013,000	11,611,000	7,699,000
General and administrative	4,832,000	3,170,000	13,856,000	8,334,000
Selling and marketing	7,021,000	6,230,000	22,823,000	17,635,000
Total costs and expenses	26,557,000	20,964,000	78,124,000	54,954,000

Income from operations	8,708,000	3,568,000	23,927,000	12,145,000

Interest and other income , net	803,000	302,000	1,928,000	614,000

Income before income taxes	9,511,000	3,870,000	25,855,000	12,759,000

Income tax provision, net	4,439,000	1,366,000	11,612,000	4,546,000

Net income	$5,072,000	$2,504,000	$14,243,000	$8,213,000

Net income per common share:
Basic	$0.15	$0.08	$0.44	$0.27
Diluted	$0.15	$0.07	$0.42	$0.25
Shares used in computing net income per common share:
Basic	32,894,000	31,720,000	32,699,000	30,459,000
Diluted	34,084,000	33,734,000	33,854,000	33,163,000

Selected Balance Sheet Data:	September 30, 2006	December 31, 2005
Cash, cash equivalents and investments	$69,396,000	$48,067,000
Receivables, net of allowance	19,851,000	15,786,000
Inventories	20,148,000	12,536,000
Accounts payable & accrued liabilities	21,078,000	14,725,000
Working capital	97,289,000	73,209,000
Total assets	141,342,000	106,998,000
Total debt obligations	-	-
Total stockholders’ equity	120,264,000	92,070,000